EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of STRATA Skin Sciences, Inc. on Form S-3 to be filed on or about September 18, 2018 of our report dated April 2, 2018, on our audits of the consolidated financial statements as of December 31, 2017 and 2016 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed April 2, 2018. We also consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
September 18, 2018